Exhibit 23.13

CONSENT OF REX BRYAN

The undersigned, Rex Bryan, hereby states as follows:

I, Rex Bryan, assisted with the “NI 43-101 Technical Report, Resource Update, Mt. Todd Gold Project, Northern Territory, Australia” effective date September 6, 2011 (the “Technical Report”) for Vista Gold Corp. (the “Company”), portions of which are summarized in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”).

I, Rex Bryan, hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and in the related Prospectus of the Company of the summary information concerning the Technical Report, including the reference to my name included with such information, as set forth above in the Form 10-K.

/s/ Rex Bryan
Dr. Rex Bryan

Date:  September 28, 2012